Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement on Form S-3 of Bridge Bancorp, Inc. of our report dated March 10, 2009, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Bridge Bancorp, Inc., which report appears in the Annual Report on Form 10-K of Bridge Bancorp, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the prospectus.
Crowe Horwath LLP
Livingston, New Jersey
June 22, 2009